Exhibit 99.1 Daré Bioscience Regains Compliance with Nasdaq Minimum Bid Price Rule SAN DIEGO, January 30, 2020 (GLOBE NEWSWIRE) -- Daré Bioscience, Inc. (NASDAQ: DARE), a leader in women’s health innovation, announced that it was notified by the Nasdaq Office of General Counsel that the Company regained compliance with the minimum bid price rule in Nasdaq Listing Rule 5550(a)(2) as a result of the closing bid price of the Company’s common stock being $1.00 per share or greater for 10 consecutive business days. About Daré Bioscience Daré Bioscience is a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s health. The company’s mission is to identify, develop and bring to market a diverse portfolio of differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women, primarily in the areas of contraception, vaginal health, sexual health, and fertility. Daré’s product portfolio includes potential first-in-category candidates in clinical development: Ovaprene®, a hormone-free, monthly vaginal contraceptive; Sildenafil Cream, 3.6%, a novel cream formulation of sildenafil to treat female sexual arousal disorder utilizing the active ingredient in Viagra®; DARE-BV1, a unique hydrogel formulation of clindamycin phosphate 2% to treat bacterial vaginosis via a single application; and DARE-HRT1, a combination bio- identical estradiol and progesterone intravaginal ring for hormone replacement therapy following menopause. To learn more about Daré’s full portfolio of women’s health product candidates, and mission to deliver differentiated therapies for women, please visit www.darebioscience.com. Daré may announce material information about its finances, product candidates, clinical trials and other matters using its investor relations website (http://ir.darebioscience.com), SEC filings, press releases, public conference calls and webcasts. Daré will use these channels to distribute material information about the company, and may also use social media to communicate important information about the company, its finances, product candidates, clinical trials and other matters. The information Daré posts on its investor relations website or through social media channels may be deemed to be material information. Daré encourages investors, the media, and others interested in the company to review the information Daré posts on its investor relations website (https://darebioscience.gcs-web.com/) and to follow these Twitter accounts: @SabrinaDareCEO and @DareBioscience. Any updates to the list of social media channels the company may use to communicate information will be posted on the investor relations page of Daré’s website mentioned above. Contacts: Investors on behalf of Daré Bioscience, Inc.: Lee Roth

Burns McClellan lroth@burnsmc.com 212.213.0006 OR Media on behalf of Daré Bioscience, Inc.: Jake Robison Canale Communications jake@canalecomm.com 619.849.5383 Source: Daré Bioscience